Exhibit 10.4

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into by and between Harry Stylli (“Stylli”) and Molecular Insight Pharmaceuticals, Inc. (the “Company”).

1. Services: Stylli shall provide consulting services to the Company in the areas of overall management of the Company and strategic business planning, and Stylli shall be referred to as the Company’s Chief Restructuring Officer (“CRO”) and President; provided, however, that Stylli shall not be considered the Company’s “principal executive officer” for purposes of SEC reporting. Stylli shall report directly to the Company’s Board of Directors (“Board”).

2. Independent Contractor: Stylli shall work for the Company as a consultant and independent contractor, and shall not be an employee of the Company. As an independent contractor, Stylli shall be permitted to engage, subject to the last sentence of this Section, in other work, endeavor, or employment during the term of this Agreement; provided that Stylli may not work or become employed by a person or entity that is engaged in a business that is competitive with the Company’s business. Stylli represents and agrees that during the term of this Agreement his business activities in addition to those specified in this Agreement are those described on Exhibit A attached hereto. Stylli shall notify the Company in writing if he takes on additional business activities during the term of this Agreement.

3. Term: The term of this Agreement shall be from December 8, 2010 to September 1, 2011, unless the term is extended in a writing signed by both Stylli and by an authorized representative of the Company, or unless the term is earlier ended pursuant to the provisions of this Agreement.

4. Board seat: Stylli will continue to be a member of the Board and eligible for nomination for re-election to the Board when his current term as a Board member expires.

5. Cash compensation: The Company shall pay Stylli a fee for his services during the term of this Agreement in an amount equal to $3,000.00 per each day worked. These fees shall be payable bi-monthly and, because Stylli is an independent contractor, shall not be subject to any deductions or withholding. Stylli agrees to file all required tax returns and pay all required taxes, social security and other governmental charges with respect to his compensation under this Agreement and agrees to indemnify and hold harmless the Company for any claim by a taxing or other governmental authority arising from his alleged failure to completely do so.

6. Benefits: As a consultant, Stylli will not be entitled to participate in the insurance and other benefit plans that are offered by the Company to its employees. However, Stylli will be entitled to coverage under the Company’s existing D&O insurance policy, D&O tail policy and any future D&O policy.

7. Expenses: The Company will reimburse Stylli for normal business expenses incurred by him in accordance with the Company’s customary policies.

8. No Severance Benefits: Either Stylli or the Company may terminate this Agreement upon thirty (30) days prior written notice for any reason whatsoever, in which case Stylli is not entitled to any severance benefits.

9. Confidentiality: Stylli will be required, as a condition to the provision of services, to sign the Company’s Confidentiality Agreement in the form attached hereto as Exhibit C.

10. Indemnification: The Company shall defend and indemnify Stylli, to the fullest extent permitted by law, from and against any and all liability, loss, damages or expenses incurred as a result of, arising out of, or in any way related to, Stylli’s services under this Agreement. The Company’s obligations under this Section shall survive the termination of this Agreement.

11. Modification: This Agreement supersedes any and all prior agreements or understandings on the subject matter, and cannot be modified or amended except in a writing signed by Stylli and by an authorized representative of the Company.

12. Arbitration: Any dispute arising out of or regarding an alleged breach of this Agreement shall be resolved through final and binding arbitration. The arbitration shall by a single arbitrator selected from the JAMS panel of arbitrators and shall be conducted in accordance with the rules and procedures of the JAMS then in effect. The arbitration shall take place in San Diego County, California. The decision and award of the arbitrator shall be final and binding. The prevailing party in any such arbitration shall be entitled to recover his or its reasonable attorney’s fees and costs incurred in connection with the arbitration.

13. Successors and Assigns: This Agreement shall be binding on Stylli and the Company, and the Company’s successors and assigns (whether by way of sale, transfer, reorganization, merger, consolidation, or otherwise).

AGREED:

/s/ Joseph Limber Joseph Limber,
Chairman of the Board of Directors of
Molecular Insight Pharmaceuticals, Inc.

Dated:	12/9/10

/s/ Harry Stylli Harry Stylli

Dated:	12/09/10